Exhibit 19.1

POLICY PROHIBITING INSIDER TRADING AND
UNAUTHORIZED DISCLOSURE OF INFORMATION TO OTHERS

I.Introduction

This Insider Trading Policy (this “Policy”) provides guidelines to employees, officers and directors of Warrior Met Coal, Inc. (the “Company”) with respect to transactions in the Company’s securities or the securities of any other company. Federal and state securities laws generally prohibit any person who is aware of material non-public information about a company from trading in securities of that company. These laws also prohibit such person from disclosing material non-public information to other persons who may trade on the basis of that information.

The Company’s Board of Directors (the “Board”) has adopted this Policy and the procedures set forth herein to promote compliance with these laws and to assist Company employees, officers and directors in understanding and complying with their obligations under the federal and state securities laws. It is important to remember that violations of these laws can have serious civil and criminal consequences, including monetary fines and imprisonment.

It is your responsibility to comply with all securities laws as well as this Policy. If you have questions about this Policy, please contact our Senior Vice President – Legal. Information on how to contact the Senior Vice President - Legal is set forth under Section XII. below.

II.Persons Subject to This Policy

If you are an employee, officer, or director of the Company or any of its subsidiaries, then this Policy applies to you. It also applies to your family members who reside with you, anyone else who lives with you, any family members who do not live with you but whose transactions in Company securities are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any entity whose transactions in Company securities are controlled by you. You are responsible for making sure that these other persons and entities comply with this Policy.

In addition to this Policy, our directors, executive officers and certain other designated persons who have access to material non-public information about the Company are subject to additional restrictions when trading in Company securities (see Section IX. below).

III.Trading and Disclosure Restrictions

The following trading and disclosure restrictions apply to all Company employees, officers and directors:

A.If you have material non-public information regarding the Company, you must not trade or advise anyone else to trade in Company securities until that information has been publicly disclosed;

B.If you have material non-public information regarding any other company that you obtained from your employment or relationship with the Company, you must not trade or advise anyone else to trade in the securities of that other company until that information has been publicly disclosed; and

C.You must not disclose any material non-public information concerning the Company (or concerning any other company that you obtained from your employment or relationship with the Company) to anyone inside the Company whose job does not require the person to have that information or to anyone outside the Company unless the disclosure is made in accordance with the Company’s disclosure and external communications policies. Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet or by social media.

IV.Transactions Covered by This Policy

This Policy applies to any transaction in Company securities, including common stock, options to purchase common stock, any other type of securities that the Company may issue, such as preferred stock, convertible debentures and warrants, as well as exchange-traded options, other derivative securities, and puts, calls and short sales involving Company securities.

Notwithstanding this general rule, this Policy contains certain exceptions that are discussed in more detail below.

V. Definition of Material Non-public Information

A.Material information. Information about the Company is “material” if there is a substantial likelihood that a reasonable shareholder or investor would consider it important in making a decision to buy, sell or hold Company securities, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of Company securities. Both positive and negative information may be material. Information about the Company that could be material includes:

•earnings estimates (including changes of previously announced estimates);

•a significant change in our operations, projections or strategic plans;

•a potential merger or acquisition;

•a potential sale of significant assets or subsidiaries;

•a significant cybersecurity incident;

•the gain or loss of a major supplier or customer;

•a new product or discovery;

•a significant pricing change in our products or services;

•a declaration of a stock split, a public or private securities offering by us, or a change in our dividend policies or amounts;

•a change in senior management;

•a labor strike or work stoppage;

•significant litigation or government agency investigations;

•a significant related party transaction; and

•a change in auditors or a notification that the auditor’s report may no longer be relied upon.

B. Non-public information. Non-public information is information that is not generally available to the investing public. If you are aware of material non-public information, you may not trade until the information has been widely disclosed to the public (for example, through a press release or filing with the Securities and Exchange Commission) and the market has had sufficient time to absorb the information. For purposes of this Policy, information will generally be considered public after the second full trading day following the Company’s public release of the information. For example, if the Company publicly disclosed information on a Tuesday, the first day that trading could occur would be on Friday.

If you are not sure whether information is material or non-public, consult with the Senior Vice President - Legal for guidance before engaging in any transaction in Company securities.

VI. Unauthorized Disclosure of Material Non-public Information

The Company is subject to laws that govern the timing of our disclosures of material information to the public and others. Only certain designated employees may communicate on behalf of the Company with the news media, securities analysts, and investors.

Please review the Company’s Media Relations Policy for questions about communications with the media.

VII. Consequences of Violating Insider Trading Laws or This Policy

The consequences of violating the securities laws or this Policy can be severe. They include the following:

A.Civil and criminal penalties. If you violate the insider trading or tipping laws, you may be required to:

1.pay civil penalties up to three times the profit made or loss avoided;

2.pay a criminal penalty of up to $5 million; and/or

3.serve a jail term of up to 20 years.

Persons subject to this Policy are not permitted to disclose any material non-public information about the Company to other persons. Liability in such cases can extend both to the “tippee” – the person to whom the insider disclosed inside information – and to the “tipper” – the insider who discloses the information. Penalties can apply regardless of whether you derive any benefit from someone else’s actions. In addition, the Company and/or the supervisors of a person who violates these laws may also be subject to civil or criminal penalties if they did not take appropriate steps to prevent illegal trading.

B.Company Discipline. If you violate this Policy or insider trading or tipping laws, you may be subject to disciplinary action by the Company, up to and including termination. A violation of our Company policy is not necessarily the same as a violation of law and we may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. We are not required to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

C.Reporting of Violations. Any employee, officer or director who violates this Policy or any federal or state laws governing insider trading or tipping or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Senior Vice President - Legal. Nothing in this Policy prohibits or limits any person’s ability to communicate with any government agencies (including the SEC, and any other federal, state or local government regulatory or law enforcement agencies). Individuals have the right to participate in and fully cooperate with any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to or approval from our Senior Vice President - Legal or the Company. You are also permitted under all circumstances to file a charge or complaint with or recover an award from any government agency, and to provide confidential information to any government agency without risk of being held liable by the Company for any penalty.

VIII. Exceptions to this Policy: Rule 10b5-1 Trading Plans

This Policy does not apply to trading in Company securities if the trades occur pursuant to a prearranged trading plan that complies with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as any Company policies or guidelines concerning such plans, and has been precleared by our Senior Vice President - Legal. Rule 10b5-1(c) provides an affirmative defense from insider trading liability for trades that occur pursuant to a prearranged “trading plan” that meets certain specified conditions:

•You must enter into the trading plan at a time when you were not aware of any material non-public information and you must at all times act in good faith with respect to the trading plan. You may not enter into overlapping trading plans (subject to certain exceptions) and may only enter into one single trade plan during any 12-month period (subject to certain exceptions). No trading plan may be adopted during a blackout period.
•The trading plan must either specify the amount, pricing and timing of the transactions in advance or delegate discretion on these matters to an independent third party. If you are a director or officer, your trading plan also must include a representation certifying that: (i) you are not aware of any material non-public information; and (ii) you are adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.
•No purchases or sales may be completed under the trading plan prior to the date which is (i) if you are a director or officer of the Company, the later of 90 days after the adoption or amendment of the trading plan or two business days following the disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the trading plan was adopted or amended, not to exceed 120 days, or (ii) if you are not a director or officer of the Company, 30 days after the adoption or amendment of the trading plan.
•The establishment and operation of the trading plan, as well as any modification or termination of the plan prior to its scheduled expiration date, must comply with the requirements of Rule 10b5-1(c) and any Company policies or guidelines concerning such plans, and be precleared by our Senior Vice President - Legal. In preclearing the establishment, operation, modification or termination of a trading plan, neither the Company nor the Senior Vice President - Legal will be responsible for determining whether the plan is in compliance with the provisions of Rule 10b5-1(c). Compliance with Rule 10b5-1(c) is solely your responsibility.

IX.Additional Trading Restrictions for Certain Designated Persons

A.If the Company designates you as a Designated Person, in addition to being subject to all of the requirements set forth above, you are also subject to the following restrictions:

1.You may not trade in Company securities outside of a trading window. For purposes of this policy, a “trading window” will commence after the close of trading two full trading days following the Company’s widespread public release of quarterly operating results and end at the close of trading on the last day of the second month of the fiscal quarter.

2.Even during a trading window, you may not trade during a blackout period. You may not trade in Company securities during any special blackout periods that the Senior Vice President - Legal may designate with the prior written approval of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). You may not disclose to any outside third party that a special blackout period has been designated.

3.You may not trade during a trading window without prior approval. During a trading window, you may trade in (including making any transfer, gift or loan of) Company securities only after obtaining the approval of the Senior Vice President - Legal. If you decide to engage in a transaction involving Company securities during a trading window, you must notify the Senior Vice President - Legal in writing of the amount and nature of the proposed trade(s) at least two business days prior to the proposed transaction and certify in writing that you are not in possession of material non-public information concerning the Company. You must not engage in the transaction unless and until the Senior Vice President - Legal provides his or her approval in writing. Any determination by the Senior Vice President - Legal to disapprove a proposed trade will require the concurrence of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). The foregoing functions of the Senior Vice President - Legal will be undertaken by the Chief Executive Officer in the case of proposed trades by the Senior Vice President - Legal. Proposed trades by the Chief Executive Officer will require approval by any one of the following: (i) the Senior Vice President - Legal; (ii) the Chief Financial Officer or (iii) the Audit Committee of the Board. The existence of these approval procedures does not in any way obligate the Senior Vice President - Legal to approve any transaction.

4.You may not trade in puts or calls or engage in short sales with respect to Company securities. Trading in “puts” and “calls” (publicly traded options to sell or buy stock) and engaging in short sales are often perceived as involving insider trading and they may focus your attention on the Company’s short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Therefore, transactions in puts, calls and other derivative securities with respect to Company securities on an exchange or in any other organized market are prohibited by this Policy, as are short sales of Company securities.

5.You may not engage in certain hedging transactions with respect to Company securities. Certain forms of hedging transactions, such as zero-cost collars, equity swaps, prepaid variable forward contracts and exchange funds, are designed to hedge or offset a decrease in market value of a person’s stock holdings. The stockholder is then no longer exposed to the full risks of stock ownership and may no longer have the same objectives as the Company’s other stockholders. Therefore, such hedging transactions are prohibited under this policy.

6.You may not hold Company securities in a margin account, and you may not, without prior approval, pledge Company securities as collateral for any other loan. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material non-public information about the Company. Also, a foreclosure sale under any other loan could also occur at a time when the borrower has non-public information about us. Therefore, you may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. An exception to this prohibition may be granted in the case of a non-margin loan where you are able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. A request for any such exception must be made to the Senior Vice President - Legal at least 10 days in advance of entering into the pledge agreement.

B.Persons subject to this Policy

“Designated Persons” include:

1.each director of the Company;

2.each officer of the Company who has been designated by the Board as an “officer” for purposes of the reporting requirements and trading restrictions of Section 16 of the Exchange Act; and

3.any additional persons that the Company may from time to time designate as being subject to this Policy because of their position with the Company and access to material non-public information.

If you are a Designated Person, then these additional restrictions also apply to your family members who reside with you, anyone else who lives with you, any family members who do not live with you but whose transactions in Company securities are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any other entity whose transactions in Company securities are controlled by you. You are responsible for making sure that these other persons and entities comply with this Policy.

C.    Exceptions

Specific exceptions to these requirements for Designated Persons may be made when the person requesting approval does not possess material non-public information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purposes of this Policy. Any request for an exception should be directed to the Senior Vice President - Legal. Any request for an exception by a director or executive officer shall also require the pre-approval of the Audit Committee of the Board.

In addition, an exception shall be made for trades made pursuant to an approved Rule 10b5-1 trading plan as set forth in Section VIII. above.

X.    Post-Termination Transactions

This Policy will continue to apply to you after your employment or service has terminated with the Company until such time as any material non-public information that you possessed when your service terminated has become public or is no longer material.

XI.    Section 16 Compliance

In order to (i) satisfy their reporting requirements under Section 16(a) of the Exchange Act and (ii) ensure that they are remaining compliant with the six (6)-month “short-swing profits” prohibitions under Section 16(b) of the Exchange Act, all directors and officers must (i) pre-clear all transactions with the Senior Vice President - Legal via e-mail, and (ii) immediately inform the Senior Vice President - Legal via e-mail of any transaction executed under a Rule 10b5-1 trading plan. Remember: Section 16 and the rules promulgated thereunder are very complicated, and it is often not intuitive what is a “purchase” and what is a “sale” within the same six (6)-month time period for purposes of running afoul of the short-swing profits prohibitions. Therefore, it is always best for directors and officers to contact the Senior Vice President - Legal prior to executing any transaction in Company securities, so as to avoid potential personal liability under Section 16.

XII.     Company Assistance

If you have a question about this Policy or whether it applies to a particular transaction, contact our Senior Vice President - Legal for additional guidance. The Senior Vice President - Legal can be reached at (205) 554-6137 or phil.monroe@warriormetcoal.com.

Originally adopted: 4/12/2017
Last Amended: 10/25/2024